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                                                                    Exhibit 12.1

                            BRADLEY REAL ESTATE, INC.
                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS



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
                               Quarter Ended      Year Ended        Year Ended       Year Ended        Year Ended      Year Ended
                                 3/31/97           12/31/96          12/31/95         12/31/94          12/31/93         12/31/92
Earnings:
Pre tax income from
      continuing operations    $13,006,000       $41,626,000       $13,630,000       $13,559,000       $8,667,000       $4,482,000
                               -----------       -----------       -----------       -----------       ----------       ----------

Fixed charges:
Interest expense                 3,650,000        13,404,000         4,705,000         4,524,000        2,947,000        3,596,000
Interest capitalized
      during the period                  0           150,000           137,000            89,000           58,000          178,000
Amortization of deferred
      debt issuance costs          188,000           715,000           494,000           408,000          185,000           99,000
                               -----------       -----------       -----------       -----------       ----------       ----------

                                 3,838,000        14,269,000         5,336,000         5,021,000        3,190,000        3,873,000
Ratio of earnings
to combined fixed
charges and preferred stock
dividends                           3.39:1            2.92:1            2.55:1            2.70:1           2.72:1           1.16:1
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